CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTING FIRM

We have issued our report dated June 23, 2009, with respect to the consolidated financial statements and schedules included in the Annual Report of Rand Logistics, Inc. on form 10-K for the year ended March 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Rand Logistics, Inc. on Form S-3 (Nos. 333-143291 and 333-117051) and Form S-8 (No. 333-152609).

/s/ Grant Thornton LLP

Grant Thornton LLP
Hamilton, Canada
June 24, 2009